UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report:   September 7, 2011
(Date of earliest event reported:  September 1, 2011)

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HAVERTY FURNITURE COMPANIES, INC.
(Exact name of registrant as specified in its charter)
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Maryland	1-14445	58-0281900
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342
(Address of principal executive officers) ( Zip Code)
Telephone number, including area code: (404) 443-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 1, 2011, Haverty Furniture Companies, Inc. and its wholly owned subsidiary (the "Company" or "Havertys"), entered into an Amended and Restated Credit Agreement (the "Credit Agreement") with SunTrust Bank as the Issuing Bank, Administrative Agent and Lender.  The Credit Agreement amends and restates the credit agreement governing the Company's existing revolving credit facility (the "Prior Credit Agreement").

The Credit Agreement amends and restates the Prior Credit Agreement to reduce the aggregate commitments under the facility to $50.0 million from $60.0 million, extend the maturity date to September 1, 2016 from December 22, 2011, reduce the applicable margin for borrowings and modify certain of the covenants under the Prior Credit Agreement.

Credit Agreement

The Credit Agreement provides for revolving financing of up to $50.0 million, subject to borrowing base availability, with a maturity of five years, including both a letter of credit and swing loan facility.

The borrowing base at any time is expected to equal: 85% of the net orderly liquidation value of eligible inventory; plus the lesser of (i) 85% of the book value of eligible credit card receivables and (ii) $5.0 million; minus certain reserves and other adjustments. The Credit Agreement includes borrowing capacity available for letters of credit of up to $20.0 million. In addition, a portion of the Credit Agreement, not in excess of $5.0 million, is available for swing loans. All borrowings under the Credit Agreement will be subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Borrowing and Disbursements

Borrowings under the Credit Agreement may at Havertys’ option be made either as a Base Rate Advance or Eurodollar Advance. Base Rate Advances, which have no minimum borrowing levels, are same-day advances and may be repaid without notice. Eurodollar Advances, which have $2.5 million minimum principal levels, require a three day notice for borrowings and repayments. Swing loans are also same-day no minimum borrowings.

Interest rate and fees

Base Rate Advances and swing loans bear interest at the Base Rate plus the Applicable Margin. Eurodollar Advances bear interest at the Eurodollar Basis plus the Applicable Margin. The Base Rate is determined by reference to the higher of (1) the prime rate of SunTrust Bank or (2) the Federal Funds Rate plus 1/2 of 1% or (3) the Eurodollar Basis. The Eurodollar Basis is a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing. The Applicable Margin for borrowings under the Credit Agreement as with the Prior Credit Agreement is subject to change monthly based on average availability under the facility.  The following are the Applicable Margin rates under each agreement based on average availability levels divided by the Aggregate Revolving Loan Commitments:

	Applicable Margin
Average Availability	Credit Agreement	Prior Credit Agreement
<33%	2.25%	3.00%
<66%	2.00%	2.75%
> or = 66%	1.75%	2.50%

In addition to paying interest on outstanding principal under the Credit Agreement, Havertys is required to pay an Unused Line Fee of  0.375% per annum, which is a reduction from the 0.50% required under the Prior Credit Agreement. The Company must also pay customary letter of credit fees equal to the applicable margin on Eurodollar Advances.

Guarantees and security

All obligations under the Credit Agreement are unconditionally guaranteed by the Company and any present or future subsidiary of the Company. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by certain of Havertys’ assets, including: a first-priority security interest in personal property consisting of accounts receivable, inventory, and certain related assets and proceeds of the foregoing. Excluded assets include the Company’s equipment, fixtures and real estate owned or leased. Under limited circumstances the Company’s intellectual property may be required to be pledged.

Restrictive covenants and other matters

The Credit Agreement requires that if availability is less than $6.25 million based on the current level of the facility, Havertys must comply with a minimum fixed charge coverage ratio test. In addition, the Credit Agreement includes negative covenants that, subject to significant exceptions, limit Havertys ability to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale leaseback transactions or real estate sales in excess of $100.0 million after the Agreement Date;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in certain transactions with affiliates; and

•	alter the business that Havertys conducts.

The Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, certain events under ERISA, material judgments, and change of control. If such an event of default occurs, the lender(s) under the Credit Agreement are entitled to take various actions, including the acceleration of amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

The foregoing description of the Amended Credit Agreement and changes to the Prior Credit Agreement, does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amended Credit Agreement, which will be filed as an Exhibit to the Company's Form 10-Q for the quarter ended September 30, 2011 and the Prior Credit Agreement which was filed as an Exhibit to the Company's Form 8-K filed December 23, 2008.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAVERTY FURNITURE COMPANIES, INC.
September 7, 2011	By:
Jenny Hill Parker Senior Vice President, Finance, Secretary and Treasurer